                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-

                       Shared Technologies Cellular, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       SHARED TECHNOLOGIES CELLULAR, INC.
                             100 GREAT MEADOW ROAD
                        WETHERSFIELD, CONNECTICUT 06109
                                 (860) 258-2500
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 22, 1998
                            ------------------------

     The Annual Meeting of Stockholders of Shared Technologies Cellular, Inc. (the "Company") will be held at the Company's offices, located at 100 Great Meadow Road, Suite 104, Wethersfield, Connecticut 06109 on Friday, May 22, 1998, at 10:00 a.m., for the purpose of considering and acting upon the following matters:

     1. To elect the directors;

     2. To approve an amendment to the 1994 Stock Option Plan;

     3. To approve certain amendments to the 1994 Director Option Plan;

     4. To ratify the appointment of Rothstein, Kass & Company, P.C. as auditors for the Company; and

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Pursuant to the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on April 17, 1998 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

     Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying envelope. The proxy will not be used if you attend and vote at the meeting in person or if you revoke the proxy prior to the meeting.

                                          By Order of the Board of Directors

                                          LINDA L. FAZZINA
                                          Secretary

Dated: April 28, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                       SHARED TECHNOLOGIES CELLULAR, INC.
                             100 GREAT MEADOW ROAD
                        WETHERSFIELD, CONNECTICUT 06109
                                 (860) 258-2500

                            ------------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1998

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shared Technologies Cellular, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 22, 1998 and at any adjournment or postponement of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company, by submitting a properly executed proxy bearing a later date or by voting in person at the Annual Meeting.

     The Board of Directors has fixed April 17, 1998 as the record date for determining stockholders who are entitled to vote at the Annual Meeting. At the close of business on April 17, 1998, there were outstanding and entitled to vote 7,138,601 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote.

     The presence of the holders of at least one-half of the shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting. Therefore, holders of not less than 3,569,301 shares of Common Stock must be present in person or by proxy for there to be a quorum. Shares of Common Stock represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on the other matters to be presented at the Annual Meeting, as well as "broker non-votes", count toward establishing the presence of a quorum.

     The Company's Annual Report for the fiscal year ended December 31, 1997 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 28, 1998.

                MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Board of Directors currently consists of six members. Directors serve for one-year terms, expiring at each annual meeting of the stockholders.

     All of the nominees are currently members of the Board. Unless otherwise instructed in the proxy, all proxies will be voted for the election of each of these nominees to a one-year term expiring at the 1999 annual meeting, with each to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. Management does not contemplate that any of the nominees will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

     The following table and narrative sets forth information regarding the principal occupation, other affiliations, committee memberships and age for each of the nominees for director of the Company.

                                               DIRECTOR
               DIRECTOR                  AGE    SINCE              POSITION WITH COMPANY
               --------                  ---   --------            ---------------------
Anthony D. Autorino(1).................  59      1989     Chairman, Chief Executive Officer and
                                                          Director
Thomas H. Decker(2)(3).................  57      1994     Director
William A. DiBella(2)(3)...............  55      1994     Director
Vincent DiVincenzo(1)..................  48      1993     Senior Vice President, Chief Financial
                                                          Officer, Treasurer and Director
Ajit G. Hutheesing(1)(3)...............  62      1995     Director
Nicholas E. Sinacori(2)................  53      1996     Director

---------------
(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

     ANTHONY D. AUTORINO has been Chairman, President and Chief Executive Officer of the Company since its formation in 1989. Mr. Autorino is a principal of CMD Ventures LLC, a private real estate management and development company. From January 1986 to March 1998, he was Chairman and Chief Executive Officer of Shared Technologies Fairchild Inc. ("STFI"), which owns 25.7% of the issued and outstanding Common Stock of the Company. Also, he was President of STFI from January 1986 to March 1996. From January 1985 to January 1986, he was Chairman and Chief Executive Officer of ShareTech, a joint venture between United Technologies Corporation and AT&T. He was President of United Technologies Building System Company from 1981 to 1984 and was its Chairman and Chief Executive Officer from 1984 to 1985. Mr. Autorino joined the Hamilton Standard Division of United Technologies in 1960, holding the positions of Vice President, Executive Vice President and President of the Division. Mr. Autorino was Chairman of the firearms manufacturer Colt's Manufacturing Company, Inc. and of its parent company, CF Holding Corp. from March 1990 to March 1992. Mr. Autorino serves on the board of directors of the Connecticut Children's Medical Center. He also serves on the boards of trustees of The Bushnell Memorial Theater in Hartford, Connecticut, and St. Joseph's College in West Hartford, Connecticut. Mr. Autorino is a member of the board of directors of Shared Technologies Communications, LLC, a private Hartford-based telecommunications services company.

     THOMAS H. DECKER has been a director of the Company since September 1994. Since September 1992, Mr. Decker has served as a Senior Vice
President-Investments of Prudential Securities. From 1981 to September 1992, he served as a Senior Vice President at Tucker Anthony Incorporated.

     WILLIAM A. DIBELLA has been a director of the Company since September 1994. Mr. DiBella is currently a lobbyist and is a principal of CMD Ventures LLC., a private real estate management and development company. From 1981 to 1997, Mr. DiBella served as a Connecticut State Senator, including serving as Senate Majority Leader and Chairman of the Finance, Revenue and Bonding Committee. Mr. DiBella was a member of the Hartford City Council from 1971 to 1979 and Deputy Mayor from 1975 to 1977.

     VINCENT DIVINCENZO has been Treasurer of the Company since March 1989, Chief Financial Officer since February 1994, Senior Vice President since March 1998, and a director of the Company since March 1993. He is a principal of CMD Ventures LLC, a private real estate management and development company. Mr. DiVincenzo served as Vice President-Finance of STFI from 1988 until 1993, Senior Vice President-Administration and Finance of STFI from 1993 to March 1998, Treasurer and Chief Financial Officer of STFI from 1988 to March 1998, and a director of STFI from 1992 to March 1998. From 1987 to 1988, Mr. DiVincenzo was Controller of KCR Technology, Inc., a research and development firm. From 1982 to 1986 he was employed by Lorlin Test Systems, formerly Eaton Corporation, last serving as Controller.

     AJIT G. HUTHEESING has been a Director of the Company since December 1995. Mr. Hutheesing is the founder, Chairman and Chief Executive Officer of International Capital Partners, Inc. ("ICP"). ICP is a private investment management firm. Prior to starting ICP in 1988, he was Chairman of the Board and Director of Corporate Finance of The Sherwood Group. Before joining Sherwood, Mr. Hutheesing was with the J. Henry Schroder Corporation from 1975 to 1987 and held the position of Vice Chairman from 1982 to 1987. Prior to that time, Mr. Hutheesing spent ten years with the International Finance Corporation, a private sector investment banking arm of the World Bank. Mr. Hutheesing is Chairman of Age Wave, Inc. He also serves as a director of Counsel Corporation, Cryenco Sciences Inc. and Industrial Imaging Corporation. He was educated at Cambridge University in England where he received a B.S. degree in chemistry, physics and mathematics and an M.A. degree in chemical engineering and holds an M.B.A. degree from Columbia University.

     NICHOLAS E. SINACORI has been a Director of the Company since August 1996. He has served as Managing Partner of the private investment management firm of International Capital Partners, Inc. since 1990. From 1985 to 1990, Mr. Sinacori was President of Westport Management, Inc., a private real estate investment company. From 1974 to 1985, he was Vice President and Treasurer of U.S. Industries, an international conglomerate.

VOTE REQUIRED

     Assuming the presence of a quorum, directors of the Company are elected by plurality vote of the shares of Common Stock present in person or by proxy and voting on the election of directors. Shares may be voted for or withheld from each nominee for election as a director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and have no effect on the election of directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors established an Executive Committee, an Audit Committee and a Compensation Committee in 1995. No meetings of these committees were held in 1997. The Board does not have a nominating committee.

     The Executive Committee is authorized to act on behalf of the Board of Directors when the Board is not in session. The Executive Committee is currently comprised of Messrs. Autorino, DiVincenzo and Hutheesing.

     The Audit Committee was established to provide the opportunity for direct contact between the Company's independent public accountants and the Board. The Audit Committee intends to review the effectiveness of the auditors during the annual audit, discuss the Company's internal control policies and procedures and consider and recommend the selection of the Company's independent accountants. The Audit Committee is currently comprised of Messrs. Decker, DiBella and Sinacori.

     The Compensation Committee was established to provide recommendations to the Board regarding compensation programs of the Company. The Compensation Committee is currently comprised of Messrs. Decker, DiBella and Hutheesing.

     During the year ended December 31, 1997, the Board of Directors held four meetings. Each of the directors attended all of the meetings of the Board of Directors held during 1997.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its affiliates receive cash compensation of $750 per meeting of the Board of Directors attended ($400 if attended by teleconference) and $500 for each committee meeting attended ($400 if attended by teleconference), plus reimbursement of out-of-pocket expenses for attendance at each such meeting.

     In addition, pursuant to the 1994 Director Option Plan, non-employee directors receive an option, at the beginning of each director's one-year term, to purchase 2,000 shares of the Company's Common Stock. Such options have an exercise price equal to the fair market value of the Company's Common Stock at the time of their grant. As set forth in Item 3 herein, at the Annual Meeting the Company's stockholders will be asked to approve an amendment to the 1994 Director Option Plan to increase the annual option grant from 2,000 to 4,000 shares for each non-employee director.

            PROPOSAL TO APPROVE AMENDMENT TO 1994 STOCK OPTION PLAN
                             (ITEM 2 ON PROXY CARD)

     In 1994, the Board of Directors authorized, and the Company's stockholders approved, the 1994 Stock Option Plan (the "Stock Plan"), pursuant to which the Company may grant stock options to key employees, directors and consultants of the Company, its subsidiaries and affiliates.

     Pursuant to the Stock Plan, 525,000 shares of Common Stock are currently reserved for issuance upon the exercise of options granted thereunder. At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the Stock Plan to increase the number of shares of Common Stock issuable under the Stock Plan by an additional 300,000 shares, such that the aggregate number of shares of Common Stock issuable upon the exercise of options granted under the Stock Plan, as amended, would be 825,000.

     The number of employees eligible to participate under the Stock Plan is approximately 210 persons. The number of shares of Common Stock currently subject to option awards is 525,000, with an additional 129,498 shares subject to option awards granted subject to stockholder approval of the proposed amendment. The Company's management, through the Board's Compensation Committee, relies on stock options and other stock awards as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board of Directors believes that the proposed increase in the number of shares of Common Stock available under the Stock Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future employees. In 1997, the Company granted options under the Stock Plan with fair-market value exercise prices as follows: to all current Executive Officers as a group, 15,000 shares of Common Stock; and to all non-executive officer employees and consultants as a group, 66,000 shares of Common Stock.

MATERIAL FEATURES OF THE PLAN

     The Stock Plan provides that the Compensation Committee has authority to award non-qualified stock options. The Compensation Committee has the authority to fix all terms of any award or awards granted. The Compensation Committee administers the Stock Plan. Under the Stock Plan, employees, officers, directors and consultants of the Company or any subsidiary or affiliate may be granted awards.

     Option Price and Duration. The exercise price per share of options granted under the Stock Plan cannot be less than seventy percent (70%) of the fair-market-value of the Common Stock subject to the option on the date the option is granted. The Stock Plan provides that each option shall expire on the date specified by the Compensation Committee, but not more than ten years from its date of grant.

     Exercise of Options. Each Option granted under the Stock Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Compensation Committee may specify. Each option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. The Compensation Committee has the right to accelerate the date of exercise of any installment of any option.

     The option exercise price is payable in cash or previously-owned shares of Common Stock having a fair-market value equal to the exercise price, or a combination of both, at the election of the option holder. The option holder is responsible for the payment of any required tax withholding payments. During the life of the option holder, the option is non-transferable and is exercisable only by the option holder. Upon termination of employment, other than by the Company for cause, the option holder may exercise any option exercisable upon termination within three months of termination. Upon termination due to death, disability or retirement, the option may be exercised, to the extent exercisable at termination, within six months of termination.

     Changes in Capitalization and Other Matters. Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Compensation Committee may from time to time adopt amendments to the Stock Plan, certain of which are subject to stockholder approval, and may terminate the Stock Plan at any time (although such action shall not affect options previously granted). Any shares of Common Stock subject to an option granted under the Stock Plan which for any reason expires or terminates unexercised may again be available for future option grants. Unless terminated sooner, the Stock Plan will terminate ten years from the date of adoption of the Stock Plan and options may be granted under the Stock Plan at any time prior to such termination.

     Federal Tax Considerations. The following general rules are applicable under current federal income tax law to non-qualified options granted under the Stock Plan:

        1. The optionee generally does not realize any taxable income upon the grant of an option, and the Company is not allowed a business expense deduction by reason of such grant.

        2. The optionee generally will recognize ordinary compensation income at the time of exercise of the option in an amount equal to the excess, if any, of the fair-market value of the shares on the date of exercise over the exercise price.

        3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

        4. The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

        5. If an optionee exercises a non-qualified option by delivering shares of Common Stock to the Company in payment of the exercise price, special rules will apply.

     The description of the Stock Plan is subject to and qualified by the complete text of the Stock Plan, a copy of which is available upon request to the Company's Legal Department at the Company's address appearing on the front page of this Proxy Statement.

VOTE REQUIRED

     Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting will be required for the approval of the amendment to the 1994 Stock Option Plan. Abstentions with respect to voting on this matter will have the effect of a negative vote; broker non-votes with respect to voting on this matter will have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                 PROPOSAL TO APPROVE CERTAIN AMENDMENTS TO THE
                           1994 DIRECTOR OPTION PLAN
                             (ITEM 3 ON PROXY CARD)

     In 1994, the Board of Directors authorized, and the Company's stockholders approved, the 1994 Director Option Plan (the "Director Plan"), pursuant to which the Company may grant stock options to directors of the Company who are not employees of the Company, its subsidiaries and affiliates (each, a "non-employee director").

     Pursuant to the Director Plan, 33,333 shares of Common Stock are currently reserved for issuance upon the exercise of options granted thereunder. At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the Director Plan to increase the number of shares issuable under the Director Plan by an additional 66,667 shares of Common Stock, such that the maximum aggregate number of shares of Common Stock issuable upon the exercise of options granted under the Director Plan, as amended, would be 100,000.

     The Director Plan provides that each non-employee director automatically receives an option to purchase 2,000 shares of Common Stock upon being elected as a non-employee director. Thereafter, each non-employee director automatically receives an option to purchase an additional 2,000 shares upon commencement of each year of service as a non-employee director. All options are granted at an exercise price equal to the then fair-market value of the Common Stock. At the Annual Meeting, the Company's stockholders also will be asked to approve an amendment to the Director Plan to increase the number of shares of Common Stock issuable to non-employee directors in each case from 2,000 shares to 4,000 shares.

     The Company's Board of Directors further proposes to amend the Director Plan with respect to the manner of vesting of option grants. The Director Plan currently provides that all options become fully exercisable six months from the date of grant. At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the Director Plan to provide that the options vest pro rata at the rate of 1/12 per full month of service, with full vesting as of the one-year anniversary following the date of grant.

     Currently, four of the six members of the Board of Directors are non-employee directors who are eligible to participate under the Director Plan. The number of shares currently subject to options is 26,000. The Company views such options to be an essential part of compensation necessary to attract and retain qualified non-employee directors. The Company believes that the proposed increase in the number of shares available under the Director Plan and the number of options issuable per annual term is important to provide long-term, equity-based incentives to present and future non-employee directors. In 1997, the Company granted options to purchase 10,000 shares, exercisable at fair-market value, to five non-employee directors.

     The description of the Director Plan is subject to and qualified by the complete text of the Director Plan, a copy of which is available upon request to the Company's Legal Department at the Company's address appearing on the front page of this Proxy Statement.

VOTE REQUIRED

     Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting will be required for the approval of the amendments to the 1994 Director Option Plan. Abstentions with respect to voting on this matter will have the effect of a negative vote; broker non-votes with respect to voting on this matter will have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 4 ON PROXY CARD)

     The Board of Directors has appointed Rothstein, Kass & Company, P.C., independent auditors, to audit the books, records and accounts of the Company for the 1998 fiscal year. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

     Rothstein, Kass & Company, P.C. has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of Rothstein, Kass & Company, P.C. are not expected to be present at the Annual Meeting.

     Proxies solicited by the Board of Directors will be voted for ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. If the stockholders do not approve the proposal, the Board of Directors will not change the appointment for fiscal 1998, but will consider the stockholder vote in appointing auditors for fiscal 1999.

VOTE REQUIRED

     Assuming the presence of a quorum, an affirmative vote of a majority of the shares of Common Stock present in person or by proxy and voting will be required for the ratification of the appointment of Rothstein, Kass & Company, P.C. as the Company's independent auditors. Abstentions with respect to voting on this matter will have the effect of a negative vote; broker non-votes with respect to voting on this matter will have no effect on the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Executive Officers of the Company who are not also directors. The Executive Officers are elected annually by the Board of Directors following the Annual Meeting and serve at the discretion of the Board.

               OFFICER                 AGE            POSITION WITH COMPANY
               -------                 ---            ---------------------
Linda L. Fazzina.....................   33    General Counsel and Secretary
Sean P. Hayes........................   33    Executive Vice President --
                                              Debit/Activation Division
John Lovkay..........................   60    Senior Vice President -- Corporate
                                              Operations
Ismael Pinho.........................   39    Controller
Jon F. Sorenson......................   35    Executive Vice President -- Rental
                                              Division

     LINDA L. FAZZINA has served as General Counsel and Secretary of the Company since October 1997. From May 1994 to October 1997, she was Assistant General Counsel. Ms. Fazzina also served as Assistant General Counsel of Shared Technologies Fairchild Inc. for the period of May 1994 to July 1997. Prior to May 1994, Ms. Fazzina served as a law clerk for the State of New Hampshire Superior Court from August 1992 to August 1993. She received a J.D. degree and an M.S.L. degree in environmental law from Vermont Law School, and holds a B.S. degree in chemical engineering from The University of Connecticut.

     SEAN P. HAYES has been Executive Vice President -- Debit/Activation Division of the Company since March 1998. Previously, from March 1993 to March 1998, he held the position of Executive Vice President. From December 1992 to March 1993, he served as Director of Operations. From March 1993 to August 1996, Mr. Hayes served on the Company's Board of Directors. Prior to joining the Company, Mr. Hayes was employed by STFI, serving as Director of STFI's Data Division from 1990 to 1992 and as a Regional Business Manager from 1988 to 1990.

     JOHN LOVKAY is Senior Vice President -- Corporate Operations, in which capacity he has served since October 1996. From April 1995 to October 1996, he held the position of Vice President -- Operations Support. Prior to joining the Company, Mr. Lovkay was employed by STFI in the position of Senior Vice President -- Operations Analysis from August 1994 to April 1995. From December 1992 to August 1994, Mr. Lovkay was a software consultant, which included work for Integrated Management Systems and DeSai Consulting Group. Mr. Lovkay was Executive Vice President and Chief Operating Officer of STFI from January 1987 to December 1992. He also served as President of the Hamilton Standard Division of United Technologies Corporation from 1984 to 1986. Mr. Lovkay holds a B.S. in electrical engineering from the Massachusetts Institute of Technology and an M.S. from the University of Connecticut.

     ISMAEL PINHO joined the Company as its Controller in May 1995. From October 1990 to May 1995, he was Controller of F.L. Roberts & Company, Inc. a retailer and distributor of petroleum products. Mr. Pinho was Controller of Shapiro Equipment, a construction equipment company, from 1986 to 1990. Mr. Pinho holds a B.A. degree in accounting from the University of Connecticut.

     JON F. SORENSON is Executive Vice President -- Rental Division, in which capacity he has served since March 1998. From September 1996 to March 1998, he was President -- Rental Division. Mr. Sorenson joined the Company in November 1995 as President -- Transportation Division. From March 1994 to November 1995, Mr. Sorenson served as Chief Operating Officer of PTC Cellular, Inc. ("PTC"). The Company acquired substantially all of the assets of PTC in November I995. Prior to that, from December 1992 to March 1994, Mr. Sorenson was a Vice President of the S&S Companies, a national office beverage distribution and real estate company. From July 1991 to December 1992, he served as Executive Vice President of Cafeccino, Inc., a nationwide provider of office beverage services. Mr. Sorenson holds a B.A. degree in economics from the University of Maine.

                             EXECUTIVE COMPENSATION

1.  REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for establishing the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and for reviewing the compensation of other Executive Officers of the Company, as established by the Chief Executive Officer. Until April 1998, the Chief Executive Officer received no cash compensation from the Company, but rather was paid by Shared Technologies Fairchild Inc. ("STFI"), which was acquired by Intermedia Communications, Inc. in March 1998. Previously, STFI provided certain management services to the Company pursuant to a management agreement that expired in 1997.

     The Compensation Committee makes appropriate recommendations concerning executive compensation, and reports to the Board of Directors. Under the supervision, approval and review of the Compensation Committee, the Company's compensation policies and programs are designed to motivate, retain and attract management with incentives linked to financial performance of the Company and the value that is delivered to its shareholders. Specifically, the Company's policies and programs endeavor to (i) link executive compensation to sustainable increases in the financial performance of the Company, where possible, and where not possible, preservation or realization of shareholder value; (ii) provide rewards contingent upon Company performance; (iii) differentiate compensation based upon individual contributions; (iv) promote teamwork among executives and other Company employees; and (v) encourage the retention of a sound management team.

     The Company's objective is to manage the total cash compensation to provide median levels of cash compensation at average levels of corporate and individual performance. Cash compensation consists of two components: (i) a base salary that is competitive with that of other companies paying at the median level of the market, and (ii) an annual incentive opportunity that is variable and is reflective of the financial performance of the Company and the individual performance of the Executive Officer. When high levels of performance are achieved, the level of cash compensation may exceed the median of the market. Conversely, when the Company or the individual falls short of the predetermined goals, the level of cash compensation may be substantially below the market median. The objective of this mix is to deliver total annual cash compensation competitive with compensation offered at other companies facing similar challenges for similar positions, while simultaneously linking the payment of the annual cash incentive to the achievement of specific objectives in the Company's annual operating plan as approved by the Board.

     The award and size of any performance bonus are based upon (i) the Executive Officer's performance against individual goals, and (ii) the performance of the Company against Company goals. Goals vary from year to year and, with regard to individual goals of Executive Officers, usually include both quantitative and qualitative factors. The Compensation Committee also occasionally awards special bonuses in connection with extraordinary transactions by the Company. The bonuses generally are awarded to individuals who make significant contributions towards consummation of the transactions.

     The Compensation Committee believes that stock option grants serve as a desirable long-term method of compensation because they closely ally the interests of management with the preservation, enhancement and realization of stockholder value and serve as an additional incentive to promote the success of the Company.

     The Compensation Committee believes that the total compensation program for executives of the Company is on a level with the compensation programs provided by other companies facing similar challenges.

                                          Respectfully submitted,

                                          Thomas H. Decker
                                          William A. DiBella
                                          Ajit G. Hutheesing

2.  RECOMMENDATIONS OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer recommends to the Compensation Committee the proposed compensation (other than his own) of each Executive Officer of the Company.

     In making his evaluation of the performance of an Executive Officer in his or her area of responsibility, and in formulating his recommendation to the Compensation Committee, while the Chief Executive Officer adheres to the criteria and principles enunciated in the Compensation Committee's report set forth above, he relies most heavily on the following criteria used by the Compensation Committee:

          (a) the Executive Officer's influence on the performance of the Company through his or her management skills;

          (b) the Executive Officer's skill in long range planning for the Company's future growth and activities; and

          (c) the manner in which the Executive Officer positions the Company to succeed in the future.

                                          Respectfully submitted,

                                          ANTHONY D. AUTORINO
                                          Chairman and Chief Executive Officer

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation awarded or paid to or earned by the Company's Chief Executive Officer, as well as to each of the Company's other most highly paid Executive Officers who received compensation in excess of $100,000 for the fiscal year ended 1997 (of which there were only two such other Executive Officers). Collectively, the Chief Executive Officer and such other Executive Officers are referred to herein as the "Named Executive Officers."

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                       AWARDS
                                                       ANNUAL       ------------
                                                    COMPENSATION     SECURITIES
                                                    ------------     UNDERLYING        ALL OTHER
        NAME & PRINCIPAL POSITION           YEAR     SALARY($)       OPTIONS(#)     COMPENSATION($)
        -------------------------           ----    ------------    ------------    ---------------
Anthony D. Autorino.......................  1997           (a)             --          (a)
  Chairman and Chief                        1996           (a)             --          (a)
  Executive Officer                         1995           (a)         25,000          (a)
Sean P. Hayes.............................  1997      $102,084             --          --
  Executive Vice
  President -- Debit/Activation Division
Jon F. Sorenson...........................  1997      $102,300             --          --
  Executive Vice President -- Rental
  Division

---------------

(a) Until April 1998, the Chief Executive Officer, Anthony D. Autorino, was paid by Shared Technologies Fairchild Inc., of which Mr. Autorino was Chairman and Chief Executive Officer, in accordance with a Management Agreement that is no longer in effect. In 1995, Mr. Autorino received from the Company stock options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $3.128 per share (the then-current fair-market value of the Common Stock). Additionally, in 1995, Mr. Autorino received from STFI a warrant to purchase 60,000 shares of the Company's Common Stock owned by STFI at an exercise price of $2.50 per share and, in 1996, Mr. Autorino received from STFI a warrant to purchase 480,000 shares of the Company's Common Stock owned by STFI at an exercise price of $1.72 per share.

                       OPTION GRANTS IN LAST FISCAL YEAR

     No stock options were granted during the fiscal year ended December 31, 1997 to the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information concerning outstanding options to purchase the Company's Common Stock. No stock options were exercised during the fiscal year ended December 31, 1997 by the Named Executive Officers.

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                     OPTIONS              IN-THE-MONEY OPTIONS
                                              AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)
                                            EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                                            -------------------------   -------------------------
Anthony D. Autorino.......................        50,000/ 8,333               $4,083/$2,042
Sean P. Hayes.............................        40,000/ 3,333               $1,633/$  817
Jon F. Sorenson...........................        11,667/13,333               $9,142/$8,333

EMPLOYMENT AGREEMENTS

     Mr. Hayes entered into an Employment Agreement with the Company effective January 1, 1995. It provides for his employment by the Company as Executive Vice President for a term ending December 31, 1998. It currently provides for an annual salary of $100,000 per annum. The Company may terminate the Employment Agreement at any time for Cause (as defined), and is terminated automatically upon Mr. Hayes' death, and in either case, Mr. Hayes is not entitled to any further compensation. If the Company terminates Mr. Hayes' employment without Cause, or if Mr. Hayes terminates his employment for Good Reason (as defined), Mr. Hayes is entitled to his salary at the rate then in effect for a period of one year. Upon a Change in Control, if Mr. Hayes' employment is terminated without Cause or Mr. Hayes terminates his employment for any reason, he is entitled to his salary at the rate then in effect for a period of one year, payable in a lump sum. He is also entitled to the same benefits as other Executive Officers.

     Mr. Sorenson entered into an Employment Agreement with the Company effective October 1, 1996. It provides for his employment by the Company as President of the Company's Rental Division for a term ending September 30, 1998. It provides for an annual salary of $95,000 per annum. The Employment Agreement also provided a $2,500 bonus payable upon completion of a certain financing and provides that Mr. Sorenson is eligible for a year-end performance-based bonus. Mr. Sorenson was granted an option to purchase 20,000 shares of Common Stock at an exercise price of $2.75 per share upon entering into the Employment Agreement. The Company may terminate the Employment Agreement at any time for Cause (as defined), and is terminated automatically upon Mr. Sorenson's death, and in either case, Mr. Sorenson is not entitled to any further compensation. If the Company terminates Mr. Sorenson's employment without Cause, Mr. Sorenson is entitled to a lump-sum severance payment in an amount equal to six months' salary. He is also entitled to the same benefits as other employees, plus supplemental disability coverage and term life insurance.

                               SECURITY OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 17, 1998 by (i) all directors of the Company, (ii) the Named Executive Officers, (iii) all directors and Executive Officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock.

                                                                                       PERCENTAGE OF
                                                                 NUMBER OF SHARES      COMMON STOCK
                    NAMES AND ADDRESS(1)                      BENEFICIALLY OWNED(2)     OUTSTANDING
                    --------------------                      ----------------------   -------------
DIRECTORS AND EXECUTIVE OFFICERS
Anthony D. Autorino.........................................          792,430(a)           10.2%
  Chief Executive Officer and Director
Thomas H. Decker............................................          117,666(b)            1.6%
  Director
William A. DiBella..........................................          242,666(c)            3.3%
  Director
Vincent DiVincenzo..........................................          278,715(d)            3.8%
  Senior Vice President, Chief Financial Officer, Treasurer
Sean P. Hayes...............................................          122,458(e)            1.7%
  Executive Vice President -- Debit/Activation Division
Ajit G. Hutheesing..........................................          681,667(f)            8.8%
  Director
Nicholas E. Sinacori........................................          681,667(g)            8.8%
  Director
John F. Sorenson............................................           17,663(h)              *
  Executive Vice President -- Rental Division
All directors and Executive Officers as a
  group (11 persons)........................................        1,652,148(i)           19.5%

FIVE PERCENT STOCKHOLDERS
Shared Technologies Fairchild Inc. and
  Intermedia Communications Inc.............................        1,832,070(j)           25.7%
  3625 Queen Palm Drive
  Tampa, FL 33619
Summit Assurance, Inc.......................................          504,000(k)            6.8%
  777 E. Tahquitz Canyon Way, Suite 333
  Palm Springs, CA 92262
The Fairchild Corporation and RHI Holdings, Inc. ...........        1,000,000(l)           13.1%
  300 West Service Road
  P.O. Box 10803
  Chantilly, VA 20153
International Capital Partners, Inc. .......................          681,667(m)            8.8%
  300 First Stamford Place
  Stamford, CT 06902
The Ennismore Corporation...................................        1,666,666(n)           20.9%
  24 Castro Street
  Wickhams Cay 1
  Road Town, Tortola, BVI
Zesiger Capital Group LLC...................................        2,239,471(o)           28.5%
  320 Park Avenue
  New York, NY 10022

---------------
  * Less than 1%

(1) The mailing address of each of the Company's directors and Executive Officers is c/o the Company, 100 Great Meadow Road, Wethersfield, CT 06109.

(2) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares held beneficially by spouses and minor children. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Each stockholder possesses sole voting and investment power with respect to the shares listed opposite such stockholder's name, except as otherwise indicated.

(a) Includes 50,000 shares currently issuable upon exercise of options by Mr. Autorino. Also includes 71,333 shares and 58,333 shares issuable upon the exercise of warrants that are owned beneficially by the estate of Mr. Autorino's late spouse, as to which Mr. Autorino disclaims beneficial ownership. Also includes 540,000 shares issuable upon exercise of warrants that were issued to Mr. Autorino by Shared Technologies Fairchild Inc. ("STFI") on shares owned by STFI (the "STFI Warrants").

(b) Includes 6,000 shares currently issuable upon exercise of options by Mr. Decker. Also includes 33,333 shares issuable upon exercise of warrants and 45,000 shares issuable upon exercise of STFI Warrants.

(c) Includes 6,000 shares currently issuable upon exercise of options by Mr. DiBella. Also includes 58,333 shares of Common Stock, 58,333 shares issuable upon exercise of warrants and 120,000 shares issuable upon exercise of STFI Warrants, all of which shares and warrants are beneficially owned by Mr. DiBella's wife and as to which he disclaims beneficial ownership.

(d) Includes 20,000 shares currently issuable upon exercise of options by Mr. DiVincenzo. Also includes 16,667 shares issuable upon exercise of warrants and 194,000 shares issuable upon exercise of STFI Warrants.

(e) Includes 40,000 shares currently issuable upon exercise of options by Mr. Hayes. Also includes 6,667 shares issuable upon exercise of warrants, 35,000 shares issuable upon exercise of STFI Warrants and 2,743 shares owned through the Company's Savings and Retirement Plan.

(f) Includes 66,667 shares owned by International Capital Partners, Inc. ("ICP"), of which Mr. Hutheesing is the Chairman, Chief Executive Officer and a stockholder. Also includes 10,000 shares currently issuable upon exercise of options by ICP, 540,000 shares issuable upon exercise of warrants held by ICP and 65,000 shares issuable upon exercise of STFI Warrants held by ICP.

(g) Includes 66,667 shares owned by International Capital Partners, Inc. ("ICP"), of which Mr. Sinacori is Managing Director. Also includes 10,000 shares currently issuable upon exercise of options by ICP, 540,000 shares issuable upon exercise of warrants held by ICP and 65,000 shares issuable upon exercise of STFI Warrants held by ICP.

(h) Includes 11,667 shares currently issuable upon exercise of options by Mr. Sorenson. Also includes 1,667 shares issuable upon exercise of warrants, 2,500 shares issuable upon exercise of STFI Warrants and 162 shares owned through the Company's Savings and Retirement Plan.

(i) Includes a total of 153,997 shares currently issuable upon exercise of options by the Company's directors and Executive Officers. Also includes a total of 185,000 shares currently issuable upon exercise of warrants by such directors and Executive Officers, 971,500 shares issuable upon exercise of STFI Warrants by such directors and Executive Officers and 8,125 shares owned through the Company's Savings and Retirement Plan.

(j) Owned by Shared Technologies Fairchild Inc., a wholly-owned subsidiary of Intermedia Communications Inc. Such shares are subject to purchase from STFI through the exercise of STFI Warrants held by various individuals, including directors and Executive Officers of the Company.

(k) Includes 300,000 shares issuable upon exercise of warrants by Summit Assurance, Inc. Also includes 4,000 shares issuable upon exercise of options held by an executive officer and director of Summit Assurance, Inc.

(l) Owned by RHI Holdings, Inc. a wholly-owned subsidiary of The Fairchild Corporation. Includes 500,000 shares issuable upon exercise of warrants held by RHI Holdings, Inc.

(m) Includes 10,000 shares currently issuable upon exercise of options held by International Capital Partners, Inc. ("ICP"). Also includes 540,000 shares issuable upon exercise of warrants held by ICP and 65,000 shares issuable upon exercise of STFI Warrants held by ICP. (See notes (f) and (g) with respect to beneficial ownership attributable to Messrs. Hutheesing and Sinacori.)

(n) Includes 833,333 shares issuable upon exercise of warrants by The Ennismore Corporation.

(o) Includes 735,000 shares issuable upon exercise of warrants owned beneficially by Zesiger Capital Group.

                         CUMULATIVE STOCKHOLDER RETURN

     The following graph and chart compare the cumulative annual stockholder return on the Company's Common Stock over the period commencing April 21, 1995 (the date of the Company's initial public offering and the date that Company's Common Stock commenced trading on Nasdaq) through December 31, 1997 to that of the Center for Research in Securities Prices ("CRSP") Total Return Index for the Nasdaq Stock Market ("Nasdaq") and the CRSP Total Return Index for the Standard Industrial Classification Codes 4810-4819 Telephone Communications ("'SIC Code Index") assuming the investment of $100 on April 21, 1995. In calculating total annual return, reinvestment of dividends is assumed. The stock performance graph and chart below are not necessarily indicative of future price performance.

                                         Shared
        Measurement Period            Technologies
      (Fiscal Year Covered)             Cellular             Nasdaq          SIC Code Index
4/21/95                                  100.00              100.00              100.00
12/31/95                                  33.70              128.90              123.90
12/31/96                                  30.40              158.60              145.20
12/31/97                                  59.80              194.60              194.10

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August and September 1997, the Company raised working capital through a private placement of Common Stock units, each unit consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock (the "Units"). The Units were priced at $3.00 each, and the warrants have an exercise price of $3.00 per share. Purchasers of the Units included directors and Executive Officers of the Company on the same terms as all other purchasers.

     At December 31, 1997, the Company was indebted to Shared Technologies Fairchild Inc. ("STFI"), the owner of 25.7% of the Company's outstanding Common Stock. At that date, Mr. Autorino, Chairman, President and Chief Executive Officer of the Company, was Chairman and Chief Executive Officer of STFI. The amount of the indebtedness to STFI was $1,594,000. The indebtedness is due on demand, unsecured and non-interest bearing.

     In April, 1998, the Company and Summit Assurance, Inc. and certain of its affiliates (the "Summit Entities"), the beneficial owner of more than 5% of the Company's outstanding Common Stock, and Craig A. Marlar, who is an executive officer and director of the Summit Entities and was a director of the Company until his resignation in April, 1998, entered into a settlement of litigation arising out of the acquisition of assets from certain of the Summit Entities in April, 1996. The terms of the settlement are more fully described in footnote 20 to the Company's financial statements included in the 1997 Annual Report.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for out-of-pocket expenses thereby incurred.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for consideration at the Company's next annual meeting of stockholders, which is currently scheduled to be held on May 21, 1999, must submit the proposal to the Company so that it is received at the principal executive offices of the Company, 100 Great Meadow Road, Wethersfield, Connecticut 06109, on or before December 29, 1998. Any stockholder desiring to submit a proposal should consult applicable regulations of the Securities and Exchange Commission.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's Executive Officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and Nasdaq. Executive Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     The Company knows of no delinquent filings under Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1997.

     A COPY OF THE COMPANY'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, SHARED TECHNOLOGIES CELLULAR, INC., 100 GREAT MEADOW ROAD, WETHERSFIELD, CT 06109.

PROXY

                       SHARED TECHNOLOGIES CELLULAR, INC.
                              100 GREAT MEADOW ROAD
                         WETHERSFIELD, CONNECTICUT 06109

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Anthony D. Autorino and Vincent DiVincenzo, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Shared Technologies Cellular, Inc. held of record by the undersigned on April 17, 1998 at the Annual Meeting of Stockholders to be held on May 22, 1998, or any adjournment or postponement thereof.

/X/ Please mark your votes as this

Item 1    To elect the directors.

Nominees: Anthony D. Autorino, Thomas H. Decker, William A. DiBella, Vincent DiVincenzo, Ajit G. Hutheesing and Nicholas E. Sinacori

/ / FOR all nominees.  / / WITHHELD from all nominees.
/ / FOR, except vote withheld from the following nominee(s):________________

Item 2    To approve an amendment to the 1994 Stock Option Plan.

          / / FOR             / / AGAINST         / / ABSTAIN

Item 3    To approve certain amendments to the 1994 Director Option Plan.

          / / FOR             / / AGAINST         / / ABSTAIN

Item 4 To ratify the appointment of Rothstein, Kaas and Company, P.C. as auditors for the Company

          / / FOR             / / AGAINST         / / ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.


                          (Continued and to be signed and dated on reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR"
PROPOSALS 1, 2, 3 AND 4.



COMMENTS/ADDRESS              If you plan to attend the Annual Meeting,
CHANGE:                       please check this box                        [ ]

                              COMMENTS/ADDRESS CHANGE
                              Please mark this box if you have written
                              comments/address change at left.             [ ]


                              Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of Shared Technologies Cellular, Inc.

Signature(s)                                      Date

     Please sign proxy exactly as name appears at left and date and return it in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.